EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
El Paso Electric Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-17971, 333‑82129, and 333-142557) on Form S-8 and (No. 333-178319) on Form S‑3 of El Paso Electric Company of our report dated February 25, 2013, with respect to the consolidated balance sheets of El Paso Electric Company and subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive operations, changes in common stock equity, and cash flows for each of the years in the three-year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of El Paso Electric Company.

/s/ KPMG LLP

Houston, Texas
February 25, 2013

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